Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: ZYNEX, INC., et al.,[1] Debtors.	Chapter 11 Case No. 25-90810 (ARP) (Jointly Administered) Ref. Docket Nos. 263, 304, 329, 330, 331

FINDINGS OF FACT, CONCLUSIONS OF LAW

AND ORDER (I) APPROVING THE ADEQUACY OF THE DEBTORS’ DISCLOSURE
STATEMENT AND (II) CONFIRMING THE THIRD AMENDED COMBINED
DISCLOSURE STATEMENT AND JOINT PLAN OF REORGANIZATION OF
ZYNEX, INC. AND ITS AFFILIATED DEBTORS

Upon the filing by Zynex, Inc. and its Debtor affiliates, as Debtors and Debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors”) of the Third Amended Combined Disclosure Statement and Joint Plan of Reorganization of Zynex, Inc. and Its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code [Docket. No. 264] (as may be amended, supplemented, or otherwise modified from time to time, the “Plan and Disclosure Statement”, the “Plan” or the “Disclosure Statement”, as applicable)2, which is attached hereto as Exhibit A; and the Court having entered the Order (I) Scheduling Combined Hearing on (A) Adequacy of Disclosure Statement and (B) Confirmation of Plan; (II) Conditionally Approving Disclosure Statement and Form and Manner of Notice of Conditional Disclosure Statement

[1]

The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtors’ federal tax identification number, are: Zynex, Inc. (5169); Zynex Monitoring Solutions, Inc. (4516); Zynex NeuroDiagnostics, Inc. (4515); Zynex Medical, Inc. (1963); Pharmazy, Inc. (0056); Kestrel Labs, Inc. (3775); and Zynex Management LLC (1267). The location of the Debtors’ service address for purposes of these Chapter 11 Cases is: 9655 Maroon Circle Englewood, CO 80112. A complete list of the Debtors in these Chapter 11 Cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Zynex.

[2]	Capitalized terms used herein but undefined have the meaning provided for in the Plan or Solicitation Order as applicable.

Hearing; (III) Establishing Solicitation and Voting Procedures; (IV) Approving the Forms of Ballots and Notices in Connection Therewith, (V) Scheduling Certain Dates with Respect Thereto, and (VI) Granting Related Relief [Docket No. 239] (the “Solicitation Order”), which, among other things, (i) conditionally approved the Disclosure Statement, (ii) approved the solicitation procedures related to the Disclosure Statement (the “Solicitation Procedures”), and (iii) scheduled a hearing to consider confirmation of the Plan and final approval of the Disclosure Statement for March 19, 2026 at 9:00 a.m. (prevailing Central Time) (the “Combined Hearing” or “Confirmation Hearing”); and the Debtors having filed that certain Plan Supplement dated March 2, 2026 [Docket No. 304] and that certain Second Plan Supplement dated March 16, 2026 [Docket No. 329] (collectively, each of the documents contained therein, as they have been or may be amended, modified, restated, or supplemented, the “Plan Supplement”) which included, among other things, the GUC Trust Agreement and the Schedule of Assumed Contracts and Unexpired Leases and the following having been filed: (a) the Declaration of Vikram Bajaj in Support of the Confirmation of the Third Amended Combined Disclosure Statement and Joint Chapter 11 Plan of Reorganization of Zynex, Inc. and Its Affiliated Debtors [Docket No. 331] (the “Bajaj Confirmation Declaration”); (b) the Declaration of Daniel Moses in Support of the Confirmation of the Third Amended Combined Disclosure Statement and Joint Chapter 11 Plan of Reorganization of Zynex, Inc. and Its Affiliated Debtors [Docket No. 330] (the “Moses Confirmation Declaration”); (c) the Declaration of Emily Young Regarding the Solicitation of Votes and Tabulation of Ballots on the Third Amended Combined Disclosure Statement and Joint Chapter 11 Plan of Reorganization of Zynex, Inc. and Its Affiliated Debtors [Docket No. 325] (the “Voting Certification”); (d) the Debtors’ Memorandum of Law in Support of an Order (I) Approving the Adequacy of the Disclosure Statement and the Prepetition Solicitation Procedures

and (II) Confirming the Third Amended Combined Disclosure Statement and Joint Plan of Reorganization of Zynex, Inc. and Its Affiliated Debtors [Docket No. 332] (the “Confirmation Brief”); (e) the Debtors’ Exit Credit Agreement Term Sheet attached as Exhibit I to the Plan Supplement (the “Exit Credit Agreement Term Sheet”) [Docket No. 304]; (f) the Exit Credit Agreement attached as Exhibit J to the Second Plan Supplement and as further defined below (the “Exit Credit Agreement”); and (g) the Debtors’ Hypothetical Liquidation Analysis in Connection with the Third Amended Combined Disclosure Statement and Joint Plan of Reorganization of Zynex, Inc. and Its Affiliated Debtors [Docket No. 282] (the “Liquidation Analysis”, and collectively with the Bajaj Confirmation Declaration, the Moses Confirmation Declaration, the Voting Certification, the Confirmation Brief, and the Exit Credit Agreement, the “Confirmation Documents”); and this Court having found that notice of the Confirmation Hearing and the opportunity for any party in interest to object to final approval of the Disclosure Statement and confirmation of the Plan have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby; and this Court having held the Confirmation Hearing; and any objections to confirmation of the Plan and/or adequacy of the Disclosure Statement having been settled, withdrawn, resolved, or overruled on the merits by this Court; and upon the Confirmation Documents, and the evidence adduced at, and the record of, the Confirmation Hearing; and upon the record of this Chapter 11 Cases; and after due deliberation:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.Findings and Conclusions. The determinations, findings, judgments, decrees, and orders set forth and incorporated in (i) this order (this “Confirmation Order”), and (ii) the record of the Combined Hearing constitute this Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Rules 7052 and

9014 of the Bankruptcy Rules. Each finding of fact set forth or incorporated herein, to the extent it is or may be deemed a conclusion of law, shall also constitute a conclusion of law. Each conclusion of law set forth or incorporated herein, to the extent it is or may be deemed a finding of fact, shall also constitute a finding of fact.

B.Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157(b)(2) and 1334(a)). The Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U. S. C. § 1334. Venue is proper pursuant to 28 U.S.C. § 1408. The Court has jurisdiction to determine whether the Plan and Disclosure Statement comply with the applicable provisions of the Bankruptcy Code and should be confirmed and approved. Final approval of the Disclosure Statement and Confirmation of the Plan are core proceedings within the meaning of 28 U.S.C. § 157(b), and the Court may enter a final order consistent with section III of the United States Constitution.

C.Chapter 11 Petition. On the Petition Date, the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code. The Debtors are authorized to operate their business and manage their properties as Debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. On January 7, 2026, the U.S. Trustee in the Chapter 11 Cases appointed the Official Committee of Unsecured Creditors of the Debtors (the “Committee”) [Docket No. 108].

D.Judicial Notice. The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court, including, without limitation, all pleadings and other documents filed and orders entered thereon. The Court also takes judicial notice of all evidence proffered or adduced and all arguments made at the hearings held before the Court during the pendency of the Chapter 11 Cases, including, without limitation, the Combined Hearing.

E.Eligibility for Relief. Each of the Debtors is eligible to be a Debtor under section 109 of the Bankruptcy Code and a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code.

F.Solicitation and Notice. On February 2, 2026, the Court entered the Solicitation Order, which, among other things, established March 12, 2026 at 4:00 p.m. (prevailing Central Time), as the deadline for voting to accept or reject the Plan (the “Voting Deadline”), and March 12, 2026, at 11:59 p.m. (prevailing Central Time) as the deadline for objecting to Confirmation of the Plan and final approval of the Disclosure Statement (the “Objection Deadline”). The solicitation of votes on the Plan complied with the Solicitation Procedures in the Solicitation Order, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases and was compliant with all applicable provisions of the Bankruptcy Code and the Bankruptcy Rules. As evidenced by the Certificate of Service of Solicitation Documents [Docket No. 284], all parties required to be given notice of the Combined Hearing (including the deadline for filing and serving objections to final approval of the Disclosure Statement and Plan Confirmation) have been provided due, proper, timely, and adequate notice and have had an opportunity to appear and be heard with respect thereto. No other or further notice is required.

G.Adequate Information. The Disclosure Statement provides Holders of Claims entitled to vote on the Plan with adequate information to make an informed decision as to whether to vote to accept or reject the Plan in accordance with section 1125 of the Bankruptcy Code. The Disclosure Statement also provides Holders of Claims and other entities with sufficient notice of the injunction, exculpation, and release provisions contained in Article IX of the Plan, in satisfaction of the requirements of Bankruptcy Rule 3016(c). Additionally, subsequent to Plan filing, on February 19, 2026, Debtors filed the Liquidation Analysis [Docket No. 282] as a supplement to the Plan, demonstrating the estimated recoveries for Holders of Claims and Interests in a hypothetical liquidation.

H.Voting. On March 15, 2026, the Debtors filed the Voting Certification with the Court certifying the methods and results of the Ballots tabulated for Class 2 (Convertible Notes Claims) and Class 3 (General Unsecured Claims) (together, the “Voting Classes”). The procedures used to tabulate Ballots were fair and conducted in accordance with the Solicitation Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Case Procedures, and all other applicable rules, laws, and regulations. As set forth in the Plan and the Disclosure Statement, only Holders of Claims in the Voting Classes were eligible to vote on the Plan. As evidenced by the Voting Certification, the Voting Classes voted to accept the Plan.

I.Plan Supplement Documents. The Plan Supplement (including as subsequently modified, supplemented, or otherwise amended), complies and is consistent with the terms of the Plan and the Bankruptcy Code, and the Debtors provided good and proper notice of the filing in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Case Procedures, the Solicitation Order, and all other applicable laws, rules, and regulations. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. All Holders of Claims who voted to accept the Plan and who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan as modified and supplemented by the Plan Supplement. The transmittal and notice of the Plan Supplement (and all documents identified therein) were appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases and were conducted in good faith. Subject to the terms of the Plan and compliance with the Bankruptcy Code and the Bankruptcy Rules, the Debtors reserves the right to alter, amend, update, or modify the Plan Supplement before the Effective Date; provided that no such alteration, amendment, update, or modification shall be inconsistent with the terms of this Confirmation Order or the terms of the Plan. No other or further notice with respect to the Plan Supplement (and all documents identified therein) is necessary or shall be required, including any amendment, modification, or supplement thereto.

J.Objections. To the extent that any objections (whether formal or informal), reservations of rights, statements, or joinders with respect to final approval of the Disclosure Statement and Confirmation of the Plan have not been adjourned, resolved, withdrawn, waived, or settled prior to entry of this Confirmation Order or otherwise resolved herein, they are hereby overruled on the merits based on the record before the Court.

K.Burden of Proof. The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation of the Plan. In addition, and to the extent applicable, the Plan is confirmable under the clear and convincing evidentiary standard. Each witness who testified or submitted a declaration on behalf of the Debtors or any other party, in support of the Plan and Confirmation, in connection with the Combined Hearing was credible, reliable, and qualified to testify as to the topics addressed in their testimony.

L.Bankruptcy Rule 3016. The Plan is dated and identifies its proponents (i.e., the Debtors), thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement and the Plan on the docket of the Chapter 11 Cases satisfied Bankruptcy Rule 3016(b).

M.Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The evidentiary record at the Combined Hearing, the declarations filed in connection therewith, the contents of the Plan and the Disclosure Statement, the brief filed in support of the Plan, and the

Court’s judicial notice of the complete record of the Chapter 11 Cases supports the findings of fact and conclusions of law set forth herein.

N.Proper Classification (11 U.S.C. §§ 1122 and 1123(a)(1)). Article III of the Plan designates six separate Classes of Claims and Interests, based on differences in the legal nature or priority of such Claims and Interests (other than Administrative Claims, DIP Claims, Priority Tax Claims, and Professional Fee Claims, which are addressed in Article III of the Plan and, pursuant to section 1123(a)(1) of the Bankruptcy Code, need not be designated). As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims and Interests within the applicable Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan. Such classifications were not implemented for improper purposes, and such Classes do not unfairly discriminate between or among Holders of Claims or Interests. The Plan, therefore, satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

O.Specified Unimpaired and Impaired Classes (11 U.S.C. §§ 1123(a)(2) and 1123(a)(3)). Article III of the Plan specifies that Claims in Class 1 (Other Priority Claims) are unimpaired. Article III of the Plan also specifies the treatment of each Impaired Class under the Plan, which are Class 2 (Convertible Notes Claims), Class 3 (General Unsecured Claims) and Class 6 (Existing Interests). Claims in Class 4 (Intercompany Claims) and Class 5 (Intercompany Interests) are either Impaired and deemed to reject the Plan or Unimpaired and presumed to accept the Plan. Therefore, the Plan satisfies sections 1123(a)(2)-(3) of the Bankruptcy Code.

P.No Discrimination (11 U.S.C.§ 1123(a)(4)). Article III of the Plan provides the same treatment for each Claim or Interest within a particular Class unless the Holder of a particular

Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. The Plan, therefore, satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

Q.Implementation of the Plan (11 U.S.C. § 1123(a)(5)). Article IV of the Plan and the various other provisions of the Plan and the Plan Supplement, including the GUC Trust Agreement, provide adequate and proper means for the Plan’s implementation. These provisions include, without limitation: (i) terms as to the Restructuring Transactions, including implementation of the issuance of New Common Shares to the Plan Sponsor, and the filing of appropriate certificates or articles of incorporation or formation, reincorporation, merger, conversion, dissolution, cancellation or other organizational documents, as applicable, pursuant to applicable state law, without the need for any further notice to or action, order or approval of this Court, (ii) the cancellation of existing securities agreements; (iii) the terms to effectuate the dissolution of any of the Debtors under applicable law; (iv) the terms of appointment of the New Board; (v) the authority to undertake corporate actions necessary to effectuate the Plan; (vi) the authority to issue New Common Shares, release liens, vest assets and causes of action; (vii) exemption of the Debtors from certain transfer taxes and recording fees; (viii) creation and funding, governance and purpose of the GUC Trust; (ix) terms as to compromise and settlement of claims, interests and controversies; and (x) further authorizations of orders, judgments, injunctions, and rulings as necessary to carry out the intentions and purposes of the Plan. Article V (Distributions), Article VI (Procedures for Disputed Claims), Article VII (Treatment of Executory Contracts and Unexpired Leases), and Article VIII (Conditions Precedent to Consummation of the Plan), among other provisions of the Plan, further set forth the means for its implementation. The Plan, therefore, satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

R.Directors and Officers; GUC Trustee (11 U.S.C. § 1123(a)(7)). The Debtors disclosed the identity of, and the materials terms of engagement for, the members of the New Board and GUC Trustee pursuant to the Plan and Plan Supplement. Pursuant to the Plan and Plan Supplement, following the Confirmation Date and prior to the Effective Date, the then-current officers, and managers of the Debtors, shall continue in their respective capacities in accordance with the applicable by-laws or other organizational documents of the Debtors, and the Debtors shall execute such documents and take such other action as is necessary to effectuate the actions provided for in the Plan. The New Board of Reorganized Zynex will consist of up to five (5) individuals, including Steven Dyson as Chairman of the Board and Chief Executive Officer, Jacob Mercer, Keith Fischer, and David Ashley Lee, with an additional director to be selected on or as soon as reasonably practicable following the Effective Date in accordance with the New Organizational Documents. On or prior to the Effective Date, without the need for further action or approval, Heather Barlow shall be appointed as GUC Trustee pursuant to the terms of the GUC Trustee Agreement and the Plan. The GUC Trustee Agreement and the terms thereof are hereby approved and the Debtors and the GUC Trustee, as applicable, are each authorized to enter into and perform under the GUC Trustee Agreement. Accordingly, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

S.Discretionary Contents of the Plan (11 U.S.C.§ 1123(b)). The Plan contains various provisions that may be construed as discretionary and are not required for confirmation under the Bankruptcy Code. As set forth below, such discretionary provisions comply with section 1123(b) of the Bankruptcy Code and are not inconsistent in any way with the applicable provisions of the Bankruptcy Code. As a result thereof, the requirements of section 1123(b) of the Bankruptcy Code have been satisfied.

T.Impairment/Unimpairment of Any Class of Claims or Interest (11 U.S.C. § 1123(b)(1)). The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Article III of the Plan impairs or leaves unimpaired each Class of Claims and Interests.

U.Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)). Consistent with section 1123(b)(2) of the Bankruptcy Code, Article VII of the Plan provides for the rejection of each of the Debtors’ Executory Contracts or Unexpired Leases unless such Executory Contract or Unexpired Lease: (i) has previously been assumed or rejected by the Debtors, pursuant to a Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to assume filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated by the Debtors as a contract or lease to be assumed on the Schedule of Assumed Executory Contracts and Unexpired Leases.

V.The Debtors’ Curing of Defaults for Assumed and Assigned Contracts (11 U.S.C. § 1123(d)). The Debtors have exercised reasonable business judgment in determining to assume each of the executory contracts and unexpired leases set forth in the Schedule of Assumed Executory Contracts and Unexpired Leases. Each assumption of an executory contract or unexpired lease in accordance with Article VII of the Plan, the Plan Supplement, this Confirmation Order or otherwise shall be legal, valid, and binding upon the Debtors and all non-Debtors counterparties to such executory contract and unexpired lease, all to the same extent as if such assumption and assignment had been authorized and effectuated pursuant to a separate order of the Court that was entered pursuant to section 365 of the Bankruptcy Code prior to the Confirmation Date. The Debtors and Plan Sponsor have, to the extent necessary, met all of the requirements of sections 363, 365 and 1123 of the Bankruptcy Code in connection with the assumption and assignment of the executory contracts and unexpired leases included in the Schedule of Assumed Executory Contracts and Unexpired Leases. The Court finds that the payment of the cure costs under each assumed executory contract and unexpired lease, as provided in the Plan Supplement, is reasonable and appropriate and is deemed to fully satisfy the Debtors’ obligations under sections 365(b)(1) and 365(f) of the Bankruptcy Code. The cure costs for each assumed and assigned executory contracts and unexpired leases will be paid in accordance with the terms of the Plan. The Debtors have demonstrated adequate assurance of future performance of each assumed executory contracts and unexpired leases within the meaning of section 365 of the Bankruptcy Code by promising to perform the Debtors’ obligations under such executory contract and unexpired lease after the Effective Date.

W.The Debtors’ Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code. Specifically: (i) the Debtors are proper Debtors under section 109 of the Bankruptcy Code; (ii) the Debtors have complied with all applicable provisions of the Bankruptcy Code, including section 1125, except as otherwise provided or permitted by order of the Court; and (iii) the Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Order in transmitting the Solicitation Materials (defined below) and in tabulating the votes with respect to the Plan. In compliance with the Solicitation Order, the Debtors caused copies of the following materials to be transmitted to the known Holders of Claims in Voting Classes (i.e., Claims in Classes 2 and 3): (a) the Disclosure Statement and Plan; (b) the Confirmation Hearing Notice; (c) the Solicitation Order; and (d) an appropriate form of ballot and a pre-addressed postage prepaid return envelope (collectively, the “Solicitation Materials”). As evidenced by the Solicitation Certificate of Service, the Debtors caused copies of the Confirmation Hearing Notice to be served in compliance with the Solicitation Order. The Confirmation Hearing Notice provided due and proper notice of the Hearing and all relevant dates, deadlines, procedures, and other information relating to the Plan and/or the solicitation of votes thereon, including, without limitation, the Voting Deadline and the Objection Deadline (as such terms are defined in the Confirmation Hearing Notice), the time, date, and place of the Combined Hearing and the provisions in the Plan concerning the Plan’s exculpation, release, and injunction provisions, included in the Plan. The Debtors also provided the Court-approved notices of non-voting status (the “Notices of Non-Voting Status”) to the holders of Claims and Interests not entitled to vote on the Plan, consistent with terms of the Solicitation Order. Based on the foregoing, all Persons and Entities entitled to receive notice of the Disclosure Statement, the Plan, the Confirmation Hearing Notice, and Notices of Non-Voting Status have received proper, timely, and adequate notice in accordance with the Solicitation Order, the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules and have had an opportunity to appear and be heard with respect thereto. As such, the Debtors are in compliance with section 1128 of the Bankruptcy Code and Bankruptcy Rules 2002(b) and 3017(d)-(f). No other or further notice is required.

X.Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Plan has been proposed by the Debtors in good faith and in the belief that the sale and proposed liquidation contemplated under the Plan will maximize value for the Debtors’ creditors. The Plan accomplishes the goals promoted by section 1129(a)(3) of the Bankruptcy Code by enabling the GUC Trustee to authorize and cause distributions to holders of General Unsecured Claims and Convertible Notes Claims on a fair and equitable basis, in accordance with the priorities established by the Bankruptcy Code. The Plan has been proposed with the legitimate purpose of maximizing the value of the Debtors’ Estates to achieve the best interests of the Debtors’ creditors and not by any means forbidden by applicable law. The Debtors, the Released Parties, and the Exculpated Party have acted diligently and in good faith in connection with the filing and prosecution of this Chapter 11 Cases as is evident from the facts and record of the Chapter 11 Cases, the Disclosure Statement, the Plan, the Solicitation Materials, the record of the Combined Hearing, the declarations and testimony submitted to the Court, and other proceedings held in the Chapter 11 Cases. In so finding, the Court has considered the totality of the circumstances in the Chapter 11 Cases. The support for the Plan by Holders of Claims in the Voting Classes who voted to accept the Plan further demonstrates that the Plan was proposed in good faith. Finally, as described in greater detail below, the Plan’s indemnification, exculpation, release, and injunction provisions are warranted, necessary, and appropriate and are supported by sufficient consent and consideration under the circumstances of the Chapter 11 Cases as a whole and are consistent with sections 105, 1123(b)(6), and 1129 of the Bankruptcy Code and applicable law in this Circuit. The Debtors, the Released Parties, and the Exculpated Party will be acting in good faith if they proceed to consummate the Plan and the agreements, settlements, transactions, distributions, and other transfers contemplated therein and in this Confirmation Order and take any actions authorized by the Plan and this Confirmation Order.

Y.Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). No payment for services or costs and expenses in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been or will be made by the Debtors other than payments that have been authorized by an order of the Court, including without limitation by the Confirmation of the Plan by this Confirmation Order. Pursuant to Article III of the Plan, such Professionals’ final applications for allowance of compensation for services rendered and reimbursement of expenses incurred must be filed and served no later than forty-five (45) days after the Effective Date. Such applications will be subject to review and approval by the Court.

Z.Proper Disclosure of Officers (11 U.S.C. § 1129(a)(5)). Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors have, to the extent known at the time of filing, disclosed the identities of directors on the New Board. Each member of the New Board will serve from and after the Effective Date pursuant to applicable law and the terms of the New Organizational Documents. The existing boards of directors and other governing bodies of the other Reorganized Debtors will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person or Entity.

AA.No Rate Changes (11 U.S.C. § 1129(a)(6)). The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and will not require governmental regulatory approval. Therefore, section 1129(a)(6) of the Bankruptcy Code does not apply to the Plan.

BB.“Best Interest Test” 11 U.S.C. § 1129(a)(7). Each Holder of an Impaired Claim or Impaired Interest has either accepted the Plan or will receive or retain on account of such Claim or Interest, property of a value on the Effective Date of the Plan that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. The liquidation analysis and the other evidence related thereto in support of Confirmation that was presented, proffered, or adduced at or prior to the Combined Hearing: (i) are reasonable, persuasive, and credible; (ii) utilize reasonable and appropriate methodologies and assumptions; (iii) have not been controverted by other evidence; and (iv) establish that each Holder of an Impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors was liquidated under chapter 7 of the Bankruptcy Code on such date. The Plan, therefore, satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

CC.Feasibility. The information contained in the Disclosure Statement, and the other evidence presented, proffered, or adduced at the Combined Hearing, including the Bajaj Confirmation Declaration and Moses Confirmation Declaration, (i) are persuasive and credible, (ii) have not been controverted by any evidence, and (iii) establishes that the Plan is feasible and provides adequate and appropriate means for its implementation, including the establishment and funding of the GUC Trust, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

DD.Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). Section 1129(a)(8) of the Bankruptcy Code requires that each class of claims or interests must either accept a plan or be unimpaired under a plan. Class 1 (Other Priority Claims) is an unimpaired Class of Claims, which is conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code. Class 2 (Convertible Notes Claims) and Class 3 (General Unsecured Claims) are the Impaired Classes entitled to vote on the Plan. Class 2 and Class 3 voted to accept the Plan. Class 6 (Existing Interests) is conclusively presumed to reject the Plan because no distribution is anticipated to the Holders of such Interests, in accordance with section 1126(g) of the Bankruptcy Code. The Plan, therefore, does not satisfy the requirements of section 1129(a)(8) of the Bankruptcy Code because at least one Impaired Class is deemed to reject the Plan.

Notwithstanding the foregoing, the Plan is confirmable because it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

EE.Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Claims and Priority Claims as set forth in Article III of the Plan is in accordance with the requirements of section 1129(a)(9) of the Bankruptcy Code. As such, the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

FF.Acceptance by at Least One Impaired Class of Claims (11 U.S.C. § 1129(a)(10)). As set forth in the Solicitation Procedures Classes 2 and 3 are Impaired Classes of Claims entitled to vote pursuant to the Plan, and Classes 2 and 3 have voted to accept the Plan. Therefore, at least one Class of Claims that is Impaired under the Plan has accepted the Plan, as determined without including any acceptance of the Plan by any insider. With respect to Holders of Class 3 Claims at certain Debtors that were entitled to vote and were solicited, but at which no Ballots were received by the Voting Deadline, Class 3 was deemed to accept the Plan at such Debtors in accordance with Section III.J of the Plan. Accordingly, the Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.

GG.Confirmation is not likely to be followed by need for further reorganization (11 U.S.C. § 1129(a)(11)). The Plan proposes an Equity Transaction with the Plan Sponsor in which the Plan Sponsor will receive 100% of the New Common Shares (subject to dilution by the Management Incentive Plan). The conditions precedent to the Effective Date are satisfied, the Reorganized Debtors have sufficient assets to accomplish their tasks under the Plan and have made adequate provisions to ensure the consummation of the Plan, including the distributions to be made to creditors and the establishment and funding of the GUC Trust. The Plan, therefore, satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

HH.Payment of Bankruptcy Fees (11 U.S.C. § 1129(a)(12)). The Plan provides for the payment of all fees payable by the Debtors pursuant to 28 U.S.C. § 1930(a) on and after the Effective Date until the entry of a final decree in the Debtors’ Chapter 11 Cases or until the Chapter 11 Cases is converted or dismissed. The Plan, therefore, satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

II.Non-applicability of Certain Sections (11 U.S.C. §§ 1129(a)(13), (14), (15), and (16)). The Debtors does not owe any retiree benefits, domestic support obligations, is not an individual, and is not a nonprofit corporation. Therefore, sections 1129(a)(13), 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to the Chapter 11 Cases.

JJ.“Cram Down” Requirements - Section 1129(b). The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Notwithstanding the fact that certain Impaired Classes were deemed to reject the Plan, the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code. First, all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. Second, the Plan is fair and equitable with respect to each Impaired Class that did not vote to accept the Plan. The Plan has been proposed in good faith, is reasonable, and meets the requirements that no Holder of a Claim or Interest that is junior to each such Class that did not vote to accept the Plan will receive or retain any property under the Plan on account of such junior Claim or Interest and no Holder of a Claim or Interest in a Class senior to such Classes is receiving more than payment in full on account of its Claim or Interest. Specifically, there is no Class of Claims or Interests junior to the Existing Equity Interests that will receive or retain property under the Plan on account of their Claims or Interests. Accordingly, the

Plan is fair and equitable towards all Holders of Claims and Interests in Impaired Classes that did not vote to accept the Plan. Third, the Plan is consistent with the absolute priority rule and does not discriminate unfairly with respect to Impaired Classes that did not vote to accept the Plan because similarly situated Holders will receive substantially similar treatment on account of their Claims or Interests in such Class. The Plan may therefore be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

KK.Only One Plan (11 U.S.C. § 1129(c)). There is only one Plan being filed. The Plan, therefore, satisfies the requirements of section 1129(c) of the Bankruptcy Code.

LL.Principal Purpose of the Plan (11 U.S.C. § 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act, 15 U.S.C.§ 77e. No Governmental Unit has requested that the Court refuse to confirm the Plan on similar grounds. The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

MM.Good Faith Solicitation (11 U.S.C. § 1125(e)). The Debtors’ good faith is evident from the facts and record of the Chapter 11 Cases, the Disclosure Statement, the Plan, the Solicitation Materials, the hearing to conditionally approve the Disclosure Statement, the Combined Hearing, the Bajaj Confirmation Declaration, the Moses Confirmation Declaration, and the testimony submitted to the Court. The Debtors proposed the Plan with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. Accordingly, the Debtors have been, are, and will continue to act in good faith if they proceed to: (i) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (ii) take the actions authorized and directed or contemplated by this Confirmation Order. Therefore, the Plan was proposed in good faith to achieve a result consistent with the objectives and purposes of the Bankruptcy Code and the Debtors have acted in good faith within the meaning of sections 1125(e) and 1126(e) of the Bankruptcy Code.

NN.Implementation. The various means for implementation of the Plan, as set forth in Article IV and other provisions of the Plan (collectively, the “Implementation Activities”), have been designed and proposed in good faith. The Implementation Activities are adequate and will promote the maximization of the value of the ultimate recoveries under the Plan in a fair and equitable manner in accordance with the priorities established by the Bankruptcy Code. The Implementation Activities are not intended to hinder, delay, or defraud any entity to which the Debtors are indebted on the Effective Date.

OO.Exculpation. The exculpation provision contained in Article IX of the Plan is appropriately tailored in scope given the circumstances of this Chapter 11 Cases to achieve the overall purpose of the Plan and is consistent with applicable law, including both of the Fifth Circuit’s Highland opinions.3 The exculpation provision is supported by proper evidence, proposed in good faith, and formulated following extensive good faith, arm’s-length negotiations with key constituents. The Debtors and the members of the Committee, as the only Exculpated Parties, made significant contributions to the Chapter 11 Cases, including with respect to the negotiation of the Global Settlement Term Sheet and implementation of the Plan. The Exculpated Parties reasonably relied upon the exculpation provisions as a material inducement to engage in postpetition negotiations with the Plan Sponsor, the Committee, and others that culminated in the Plan and the global settlement, and other settlements and compromises therein that maximize value for the Debtors’ Estates. The record in the Chapter 11 Cases fully supports the exculpation

[3]

NexPoint Advisors, L.P., et al. v. Highland Capital Mgmt., L.P. (In re Highland Capital Mgmt., L.P.), 48 F.4th 419, 437–38 (5th Cir. 2022); Highland Capital Mgmt. Fund Advisors, L.P. v. Highland Capital Mgmt., L.P., 132 F.4th 353 (5th Cir. 2025) (collectively, “Highland”).

provision, which is appropriately tailored to protect the Exculpated Parties from unnecessary litigation arising from its participation in the Chapter 11 Cases and the Restructuring Transactions and are consistent with the Bankruptcy Code and applicable law. The exculpation provision also contains appropriate carve outs for actions determined by a Final Order to have constituted fraud, willful misconduct, or gross negligence.

PP.Injunction. The injunction provision provided in Article IX of the Plan is necessary to implement, preserve, and enforce the Plan.

QQ.Debtors’ Releases. The release of Claims and Causes of Action by the Debtors and the Estates described in Article IX.F.a of the Plan (the “Debtors’ Releases”) is an essential and critical provision of the Plan and formed an integral part of the agreement embodied in the Plan among all parties in interest. The Debtors’ Releases, which incorporate by reference each of the related provisions and definitions contained in the Plan, are: (i) within the jurisdiction of the Court pursuant to 28 U.S.C. § 1334; (ii) in exchange for the good and valuable consideration provided by the Released Parties; (iii) a good faith settlement and compromise of the Claims and Causes of Action released by such releases; (iv) in the best interests of the Debtors and Debtors’ creditors; (v) fair, equitable, and reasonable; (vi) given and made after due notice and opportunity for hearing; (vii) appropriately narrow in scope, including appropriate carveouts for actions determined by a Final Order to have constituted fraud, willful misconduct, or gross negligence ; and (viii) a bar to the Debtors or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtors’ Releases. The Debtors’ Releases appropriately offer protection to parties that constructively participated in the Debtors’ chapter 11 efforts. Such protections from liability facilitated the participation of the Debtors’ stakeholders in the negotiations and compromises that led to the Plan and the Equity Transaction with the Plan Sponsor. Additionally, the GUC Trust Claims and Causes of Action are explicitly carved out of the Debtors’ Releases. The scope of the Debtors’ Releases is appropriately tailored given the facts and circumstances of the Chapter 11 Cases and is appropriate in light of the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Debtors’ Releases, among other things.

RR.Releasing Parties Releases. The releases contained in Article IX.F.b of the Plan (the “Releasing Parties Releases”) are appropriate and consensual as to all relevant parties, including on the part of each of the Releasing Parties. The Releasing Parties Releases were conspicuously disclosed in the Confirmation Hearing Notice (a form of which was attached as Exhibit 1 to the Solicitation Order), the Ballots (forms of which were attached as Exhibits 3A through 3C to the Solicitation Order), the Notice of Non-Voting Status (a form of which was attached as an Annex to the Confirmation Hearing Notice), and the Plan. The Releasing Parties Releases are consensual under applicable law because all Releasing Parties were given due and adequate notice of the Releasing Parties Releases and are only providing releases if they opted in to such releases in connection with solicitation of the Plan. The Releasing Parties Releases are consensual and: (i) essential to the Confirmation of the Plan; (ii) given in exchange for the good and valuable consideration; (iii) a good faith settlement and compromise of the Claims released by the Releasing Parties Releases; (iv) in the best interests of the Debtors and the Debtors’ Estates; (v) fair, equitable, and reasonable; (vi) given and made after due notice and opportunity for hearing; and (vii) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Releasing Parties Releases, except as otherwise expressly set forth in the Plan. Like the Debtors’ Releases, the Releasing Parties Releases facilitated participation in both the Plan and the chapter 11 process generally. The Releasing Parties Releases are appropriately tailored under the facts and circumstances of the Chapter 11 Cases. Parties-in-interest only provide the Releasing Parties Releases if they affirmatively opted in to such releases. As such, the Releasing Parties Releases appropriately offer certain protections to parties that constructively participated in the Debtors’ restructuring process by, among other things, supporting the Plan.

SS.Satisfaction of Confirmation Requirements. Based upon the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

TT.Likelihood of Satisfaction of Conditions Precedent to Effective Date. Each of the conditions precedent to the Effective Date, as set forth in Article VIII of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with the Plan.

UU.New Equity. The issuance of the New Common Shares are an essential element of the Plan and is in the best interests of the Debtors, the Estates and Holders of Claims and Interests.

VV.Exit Credit Agreement. The Exit Credit Agreement is an essential element of the Plan, is necessary for confirmation and consummation of the Plan, and is critical to the overall success and feasibility of the Plan. Entry into the Exit Credit Agreement on the same or better terms as set forth in the Plan Supplement is in the best interest of the Debtors, their Estates, and all Holders of Claims or Interests. The Debtors have exercised reasonable business judgment in determining to enter into the Exit Credit Agreement and have provided sufficient and adequate notice of the material terms of each such exit facility, which material terms were filed as part of the Plan, Plan Supplement, and related pleadings. The terms and conditions are fair and reasonable and were negotiated in good faith and at arm’s-length, and any credit extended, letters of credit issued, and loans made pursuant to the Exit Credit Agreement shall be deemed to have been extended, assumed and assigned, issued, or made in good faith. All fees due and payable under the Exit Credit Agreement are hereby approved and the Debtors are authorized and directed to pay such fees in accordance with, and to the extent they become payable, under the terms of the Exit

Credit Agreement. The Debtors are authorized without further approval of the Bankruptcy Court or any other party to execute and deliver all agreements, guarantees, instruments, mortgages, control agreements, certificates, and other documents and to perform their obligations thereunder, including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages, or indemnities.

BASED ON THE FOREGOING FINDINGS OF FACT, IT IS THEREFORE ORDERED, ADJUDGED, AND DECREED THAT:

1.Findings of Fact and Conclusions of Law. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. All findings of fact and conclusions of law announced by this Court on the record at the Combined Hearing in relation to Confirmation of the Plan and/or final approval of the Disclosure Statement are hereby incorporated into this Confirmation Order. To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be deemed so, and vice versa.

2.Notice of the Combined Hearing, Solicitation, and Tabulation. Notice of the Combined Hearing, the Solicitation Materials, and the tabulation of submitted Ballots complied with the Solicitation Order, were appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, uncontroverted, and were in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Local Rules.

3.Confirmation. The Plan and Disclosure Statement, attached hereto as Exhibit A, is APPROVED, on a final basis, in its entirety, and CONFIRMED pursuant to sections 1125 and 1129 of the Bankruptcy Code. The terms of the Plan, the Plan Supplement and each of the documents comprising the Plan Supplement, any amendments, modifications, or supplements thereto, and all documents and agreements thereto are incorporated by reference into and are an integral part of the Plan, and such terms and their implementation are hereby approved and authorized. The Debtors, Reorganized Debtors, Plan Sponsor, and/or GUC Trustee (as applicable) are authorized to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, and other agreements or documents created in connection with the Plan.

4.Final Approval of Disclosure Statement. The Disclosure Statement is hereby APPROVED, on a final basis, pursuant to section 1125 of the Bankruptcy Code.

5.Objections. To the extent that any objections have not been withdrawn or resolved prior to the entry of this Confirmation Order, all objections are overruled in all respects for the reasons set forth in the record of the Combined Hearing, which record is incorporated herein, and all withdrawn informal comments, if any, are deemed withdrawn with prejudice.

6.Omission of Reference to Particular Plan Provisions. The failure to specifically describe or include any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the Plan be approved and confirmed in its entirety.

7.Implementation. The Debtors and the GUC Trustee are authorized to take all actions necessary, appropriate, or desirable to enter into, implement, and consummate the contracts, instruments, releases, leases, agreements, or other documents created or executed in connection with the Plan. Without further order or authorization of this Court, the Debtors, the GUC Trustee, Plan Sponsor, and their successors are authorized and empowered to make all modifications to all Plan documents that are consistent with the Plan (including the consent rights thereunder). Execution versions of the Plan and all related documents, where applicable, shall constitute legal, valid, binding, and authorized obligations of the respective parties thereto, enforceable in accordance with their terms.

8.Classifications. The classification of Claims for purposes of distributions made under the Plan shall be governed solely by the terms of the Plan and the Solicitation Order.

9.Effective Date. The Effective Date of the Plan shall occur on the date determined by the Debtors when the conditions set forth in Article VIII of the Plan have been satisfied or, if applicable, waived in accordance with the Plan.

10.Discharge. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, this Confirmation Order, or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a proof of Claim or proof of Interest based upon such debt, right, or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the holder of such a Claim or Interest has accepted the Plan. This Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date except and solely to the extent that to the extent that any Claim or Interest is expressly reinstated by the Plan.

11.D&O Insurance Policies. Notwithstanding anything to the contrary herein or in the Plan, the Global Settlement Term Sheet, the Plan Supplement, the Definitive Documents, and all other documents or agreements necessary to effectuate the Plan, contained in the Plan, contemplated by the Plan, or approved by this Confirmation Order (along with this Confirmation Order, the “Plan Documents”), the Plan Documents shall not modify, alter or otherwise amend any insured individual’s or entity’s rights to coverage or reimbursement consistent with, and pursuant to, the terms of the D&O Insurance Policies, including, without limitation, any order of payment provision. Further, for the avoidance of doubt, the terms of that Stipulation and Agreed Order Authorizing Payment of Covered Costs and Claims Under Insurance Policy [Docket No. 240], remain effective, and are not amended or modified by any of the Plan Documents; consistent with the terms of that Stipulation and Agreed Order, to the extent applicable, neither the automatic stay under the Bankruptcy Code nor any stay, injunction, release, discharge, or similar provision under the Plan Documents shall apply with respect to the insurer’s obligations under the D&O Insurance Policies and the applicable insurer remains authorized to advance funds under the policies to the extent consistent with the terms of the policies.

12.Appointment of GUC Trustee. The GUC Trustee has been selected pursuant to the provisions of the Plan and this Confirmation Order to perform the obligations described in the GUC Trust Agreement, including to effectuate an orderly and efficient transition of the administration, in accordance herewith, of the GUC Trust Assets for the benefit of the GUC Trust Beneficiaries, and the appointment of the GUC Trustee is hereby approved.

13.Approval of GUC Trust Agreement. Except as provided in the Plan or otherwise specified in the GUC Trust Agreement (including without limitation Section 4.11 thereof), the GUC Trustee need not obtain the order or approval of the Bankruptcy Court in the exercise of any power, rights, or discretion conferred, or account to the Bankruptcy Court. Except as otherwise provided in the GUC Trust Agreement, the GUC Trustee shall exercise its business judgment for the benefit of the GUC Trust Beneficiaries in order to maximize the value of the GUC Trust Assets and distributions, giving due regard to the cost, risk, and delay of any course of action. Notwithstanding the foregoing, the GUC Trustee shall have the right to submit to the Bankruptcy Court any question or questions regarding which the GUC Trustee may desire to have explicit approval of the Bankruptcy Court for the taking of any specific action proposed to be taken by the GUC Trust with respect to any of the GUC Trust Assets, this Agreement, or the Plan, including the administration, or distribution of any of the GUC Trust Assets. The Bankruptcy Court shall retain jurisdiction and power for such purposes and shall approve or disapprove any such proposed action upon motion by the GUC Trust.

14.GUC Trust Compliance (11 U.S.C. § 1145). The GUC Trust will operate in compliance with federal and state securities laws and SEC staff guidance regarding liquidating trusts.

15.Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in this Confirmation Order, the Plan, or any agreement, instrument, or other document incorporated in,

or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate that constitutes property of such Estate under section 541 of the Bankruptcy Code, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances; provided, that the GUC Trust Assets shall be transferred to the GUC Trust on the Effective Date. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

16.Irrevocable Transfer of GUC Trust Assets. On the Effective Date, the Debtors shall irrevocably transfer and shall be deemed to have irrevocably transferred to the GUC Trust all of their rights, title and interest in and to all of the GUC Trust Assets, including the GUC Trust Claims and Causes of Action, and, in accordance with section 1141 of the Bankruptcy Code, the GUC Trust Assets shall automatically vest in the GUC Trust free and clear of all Claims, Interests, Liens, other encumbrances or interests of any kind except for the GUC Trust Claims and Causes of Action. For the avoidance of doubt, the GUC Trust Assets shall include any recovery received from and after the Petition Date by the Debtors from the insurers on account of claims filed against the D&O Insurance Policies that are GUC Trust Assets.

17.Objections to Claims. Notwithstanding anything to the contrary in the Plan, the initial “Claims Objection Deadline” shall be the day that is one (1) year after the Effective Date.

18.Settlement of Claims. As discussed in detail in the Disclosure Statement and Plan, Plan Supplement, the Global Settlement Term Sheet, and the GUC Trust Agreement, and as

otherwise provided herein, in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, and controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, including with respect to the Global Settlement and the resolutions reached with the DOJ and the SEC, the terms of which are disclosed in the Plan Supplement, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of such Claims and Interests, and is fair, equitable, and reasonable. The Debtors’ entry into, and performance under, that certain non-prosecution agreement (the “NPA”), as disclosed in the Plan Supplement, is approved; provided that, nothing herein shall constitute the Bankruptcy Court’s adoption or ratification of any statement of facts in the NPA with respect to individuals not party thereto. The compromises, settlements, and releases described herein and in the Plan are nonseverable from each other and from all other terms of the Plan.

19.Corporate Action. On and after the Effective Date, by virtue of entry of this Confirmation Order, all actions contemplated by the Plan shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, the Debtors, or any other Entity or Person. All matters provided for in the Plan involving any corporate action required by the Debtors in connection therewith, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Debtors or the Debtors’ Estates.

20.Approval of Restructuring Transactions. The Restructuring Transactions contemplated by the Plan and set forth in detail in the Plan Supplement, including, but not limited to, (i) the contemplated Equity Transaction, (ii) entry into the agreement for a new senior secured credit facility in the aggregate principal amount of $10 million (the “Exit Credit Agreement”), the terms and form of which was included in the Plan Supplement, in satisfaction of $10 million of DIP Claims on a dollar-for-dollar basis, (iii) issuance to the Plan Sponsor of 100% of the New Common Shares (subject to dilution by the MIP) in accordance with the Plan, (iv) cancelation of Existing Interests and Convertible Notes and (v) vesting of the GUC Trust Assets in the GUC Trust, are hereby approved and authorized as of the date of entry of this Confirmation Order. As of the Effective Date, the consummation of the Equity Transaction shall effect a legal, valid, and enforceable sale and transfer of 100% of the New Common Shares (subject to dilution by the MIP) to the Plan Sponsor for the benefit of holders of DIP Claims, free and clear of all Claims, interests, charges, Liens or other encumbrances, in accordance with the terms of the Plan.

21.Approval of Exit Credit Agreement. On the Effective Date, the Reorganized Debtors shall enter into the Exit Credit Agreement (on the same or better terms as set forth in the form of Exit Credit Agreement included in the Plan Supplement). The terms of the Exit Credit Agreement are fair and reasonable, and the Exit Credit Agreement was negotiated in good faith and at arm’s-length by the Debtors and the Agent under the Exit Credit Agreement. This Confirmation Order constitutes approval of the Exit Credit Agreement (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by this Bankruptcy Court previously, and the Debtors or the Reorganized Debtors, as applicable, are hereby authorized to (i) execute and deliver the documents necessary or appropriate to obtain the Exit Credit Agreement, including any and all other documents required to enter into the Exit Credit Agreement and all collateral documents related thereto, without further notice to or order of the Bankruptcy Court, (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate entry into the Exit Credit Agreement. Any fees due and payable under the Exit Credit Agreement are hereby approved (and to the extent such fees were approved by prior order of the Bankruptcy Court, such approval is hereby ratified) and the Debtors are authorized and directed to pay such fees in accordance with, and to the extent they become payable. As of the Effective Date, upon the granting or continuation of Liens in accordance with the Plan and the Exit Credit Agreement, such Liens shall constitute valid, binding, enforceable, and automatically perfected Liens in the collateral specified in the Exit Credit Agreement and all collateral documents related thereto. The agent under the Exit Credit Agreement or Holder(s) of Liens under the Exit Credit Agreement are hereby authorized to file with the appropriate authorities mortgages, financing statements, and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other securities interests granted to secure the obligations arising under the Exit Credit Agreement have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law, and the priorities of such Liens and security interests shall be as set forth in the Exit Credit Agreement. The Reorganized Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and this Confirmation Order (provided that perfection shall occur automatically by virtue of the entry of this Confirmation Order), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

22.Free and Clear. Except as otherwise provided in the Plan, the GUC Trust Agreement, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, to the fullest extent permitted by section 1141(c) of the Bankruptcy Code, (i) all property in the Estates and any property acquired by the Debtors, including interests held by the Debtors in their respective non-Debtor direct and indirect subsidiaries and Affiliates shall transfer (directly or indirectly, as applicable) to the Reorganized Debtors, free and clear of all Claims, interest, charges, Liens, or other encumbrances, except for the Liens and Claims established under the Plan; and (ii) the Plan Sponsor shall receive 100% of the New Common Shares (subject to dilution by the MIP), free and clear of all Claims, interest, charges, Liens, or other encumbrances, in exchange for satisfaction of the DIP Claims. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may operate their business and may use, acquire, or dispose of property and maintain, prosecute, abandon, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject only to those restrictions expressly imposed by the Plan or the Confirmation Order, as well as the documents and instruments executed and delivered in connection therewith, including the documents, exhibits, instruments, and other materials comprising the Plan Supplement.

23.Except as otherwise specifically provided in the Plan or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests, shall revert to the Reorganized Debtors, in each case, without any further approval or order of the Bankruptcy Court and without any action or filing being required to be made by the Debtor, Reorganized Debtors, or any Holder of a Claim secured by any of the foregoing. For the avoidance of doubt, the release and discharge of the DIP Liens, as defined in the DIP Order, shall be subject in all respects to the satisfaction in full of the DIP Obligations as set forth under the Plan and the Restructuring Support Agreement.

24.New Common Shares Exemption. To the maximum extent provided by section 1145(a) of the Bankruptcy Code and applicable non-bankruptcy law, the offering, issuance and distribution of the New Common Shares under the Plan shall be exempt from registration under section 5 of the Securities Act and to the extent applicable, any other applicable U.S., state or local law and may be resold by Holders thereof without registration, unless the Holder is an “underwriter” (as defined in section 1145(b)(l) of the Bankruptcy Code) with respect to such securities, in each case, subject to the terms of any applicable securities laws. To the extent that section 1145 of the Bankruptcy Code is not available to exempt the securities issued under, or in connection with, the Plan, including, without limitation, the New Common Shares, from registration under section 5 of the Securities Act, other provisions of the Securities Act, including, without limitation, section 3(a)(9), section 4(a)(2) or Regulation S of the Securities Act, and state securities laws, to the extent applicable, shall apply to exempt such issuance from the registration requirements of the Securities Act and to the extent applicable, any other applicable U.S., state or local law. New Common Shares may be subject to certain restrictions on transfer as set forth in the Plan Supplement and/or governance documents of the Plan Sponsor.

25.New Common Shares Issuance. On the Effective Date, the Reorganized Debtor shall issue or reserve for issuance the New Common Shares in accordance with the terms of the Plan and the New Organizational Documents. The issuance of the New Common Shares is authorized without the need for further corporate or other action or any consent or approval. All of the New Common Shares issuable under the Plan and this Confirmation Order shall, when so issued, be duly authorized, validly issued, fully paid, and non-assessable. The New Organizational Documents shall be binding on all holders of New Common Shares regardless of whether such holder delivers a signature page to the applicable New Organizational Documents. The Reorganized Debtors shall not be required to provide further evidence other than the Plan or Final Order with respect to the treatment of the New Common Shares under applicable securities laws.

26.UHC Entities Provision. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, unless otherwise agreed by the UHC Entities (as defined below) and the Debtors or Reorganized Debtors, as applicable, any and all defenses of setoff under Section 553 of the Bankruptcy Code and/or the common law doctrine of recoupment of UnitedHealth Group Inc. and its direct and indirect subsidiaries (collectively, the “UHC Entities”) are hereby preserved, and it shall not be necessary for the UHC Entities to seek any court order or other relief to be able to assert any such existing defenses in any litigation or arbitration with the GUC Trust, the GUC Trustee, the Debtors, or any of their successors or assigns, to the extent applicable.

27.Centene Provision. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, unless otherwise agreed by Centene (as defined below) and the Debtors or Reorganized Debtors, as applicable, any and all defenses of setoff under Section 553 of the Bankruptcy Code and/or the doctrine of recoupment, as federal courts interpret such doctrine in the context of cases under title 11, of Centene Corporation and its affiliates (collectively, “Centene”) are hereby preserved, and it shall not be necessary for Centene to seek any court order or other relief to be able to assert any such existing defenses in any litigation or arbitration with the GUC Trust, the GUC Trustee, the Debtors, or any of their successors or assigns, to the extent applicable.

28.Missouri Department of Revenue Priority Claims. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, to the extent the Missouri Department of Revenue (“MDOR”) holds Claims entitled to priority under section 507(a)(8) of the Bankruptcy Code which are not paid in full in cash on the Effective Date, then such Priority Tax Claims shall accrue interest commencing on the Effective Date at the rate of 7% per annum pursuant to 32.065, RSMo, and be paid no later than five (5) years after the Petition Date. If MDOR is the holder of an Administrative Expense Claim of a kind described in section 503(b)(1)(B) or 503(b)(1)(C) of the Bankruptcy Code, it shall not be required to file a request for payment as a condition of such Administrative Expense Claim being an Allowed Administrative Expense Claim, provided MDOR files a proof of claim for such Administrative Claim by the Administrative Expense Claims Bar Date. Nothing shall affect or impair any statutory or common law setoff rights of MDOR to the extent set forth in section 553 of the Bankruptcy Code. For the avoidance of doubt, nothing herein shall be deemed an admission by the Debtors or Reorganized Debtors to the priority or validity of any Claims asserted or filed by MDOR and the rights of the Debtors or Reorganized Debtors to object to or seek to reclassify any such asserted Claims pursuant to the Plan prior to allowance are fully preserved.

29.Two Maroon Circle Investors LLC Claims. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Debtors, Reorganized Debtors, or the GUC Trustee, as applicable, shall provide the Two Maroon Circle Investors LLC (“TMCI”) at least fourteen (14) days’ notice (which may be provided in connection with negotiations, by service of a filed motion, or otherwise) prior to the removal from the Claims Register of TMCI’s claim that was assigned Claim No. 10282 for disallowance or adjustment pursuant to the Plan unless otherwise agreed with TMCI.

30.Exemption from Certain Transfer Taxes and Recording Fee. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (i) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Shares; (ii) the Restructuring Transactions; (iii) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (iv) the making, assignment, or recording of any lease or sublease; (v) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Credit Agreement and Exit Credit Agreement Term Sheet; or (vi) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instruments of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

31.Cancellation of Existing Securities and Agreements. Except as otherwise provided in the Plan, on the Effective Date, all notes, share certificates, whether for preferred or common stock (including treasury stock) (where permitted by applicable law), instruments, certificates, agreements, side letters, fee letters, and other documents evidencing or giving rise to Claims against and Interests in the Debtors, including, for the avoidance of doubt, the DIP Credit Agreement, the Convertible Notes and the Convertible Notes Indenture, the Existing Interests, and the obligations thereunder, shall be deemed cancelled and of no further force and effect, without further notice to or order of the Bankruptcy Court, any further act or action under any applicable agreement, law, regulation, order, or rule. Notwithstanding anything to the contrary in the Plan, to the extent cancelled pursuant to the Plan, the DIP Credit Agreement and the Convertible Notes Indenture shall continue in effect solely to the extent necessary to: (i) permit holders of Claims under the DIP Credit Agreement and the Convertible Notes Indenture to receive their respective Plan distributions, if any; (ii) permit the Debtors or the Reorganized Debtors to make Plan distributions on account of the allowed claims under the DIP Credit Agreement and the Convertible Notes Indenture; (iii) permit the DIP Financing Agent and Convertible Notes Indenture Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the DIP Order, the DIP Credit Agreement, the Plan, and this Confirmation Order, as applicable; and (iv) preserve the rights and obligations of the parties under the Exit Credit Agreement, as applicable. The Holders of or parties to such notes, share certificates, and other agreements and instruments, shall retain their rights vis-à-vis each other but shall have no rights against the Debtors, the Reorganized Debtors, or the Plan Sponsor, arising from or relating to such notes, share certificates, and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan or this Confirmation Order. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, the Depository Trust Company (“DTC”) and any transfer agent or similar agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, the cancellation of the Convertible Notes or the Existing Interests. Notwithstanding any policies, practices, or procedures of DTC, DTC and any participants and intermediates shall fully cooperate and take all actions to facilitate any and all transactions necessary or appropriate for implementation of the Plan or others contemplated thereby, including without limitation cancellation of the Convertible Notes and the Existing Interests and any and all distributions pursuant to the Plan, to the extent applicable.

32.Continuation of Corporate Existence. Except as otherwise provided in the Plan, each of the Debtors, as Reorganized Debtors, in accordance with the New Organizational

Documents, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law and pursuant to the applicable organizational documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses and to use, acquire, or dispose of assets, without supervision or approval by the Bankruptcy Court and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules. After the Effective Date, the Reorganized Debtors shall maintain copies of the Debtors’ books and records including records subject to subpoena and/or governmental preservation requests for so long as required by applicable law. After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

33.Approval of New Organizational Documents. The terms of any New Organizational Documents as set forth in the Plan Supplement are approved in all respects. To the extent any New Organizational Document is not attached to the Plan Supplement as of the entry of this Confirmation Order, such New Organizational Document shall be filed with the Bankruptcy Court prior to the Effective Date, and such New Organizational Document is approved to the extent it is consistent with this Confirmation Order, the Plan, the Plan Supplement, and the Restructuring Support Agreement (including any applicable consent rights therein). The obligations of the applicable Reorganized Debtors related thereto, will, upon execution, constitute legal, valid, binding, and authorized obligations of each of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms and not in contravention of any state or federal law. On the Effective Date, without any further action by the Bankruptcy Court or the directors, officers, or equity holders of any of the Reorganized Debtors, each Reorganized Debtor, as applicable, will be and is authorized to enter into the New Organizational Documents to which such Reorganized Debtor is contemplated to be a party on the Effective Date. In addition, on the Effective Date, without any further action by the Bankruptcy Court or the directors, officers or equity holders of any of the Reorganized Debtors, each applicable Reorganized Debtor will be and is authorized to: (i) execute, deliver, file, and record any other contracts, assignments, certificates, instruments, agreements, guaranties, or other documents executed or delivered in connection with the New Organizational Documents; (ii) issue the New Common Shares; (iii) perform all of its obligations under the New Organizational Documents; and (iv) take all such other actions as any of the responsible officers of such Reorganized Debtor may determine are necessary, appropriate or desirable in connection with the consummation of the transactions contemplated by the New Organizational Documents. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, after the Effective Date, any disputes arising under the New Organizational Documents will be governed by the jurisdictional provisions therein.

34.Rejection of Executory Contracts and Unexpired Leases. Pursuant to Article VII of the Plan, as of and subject to the occurrence of the Effective Date, and subject to the express written consent of the Plan Sponsor, all Executory Contracts and Unexpired Leases shall be deemed rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (i) was previously assumed or rejected by the Debtors, pursuant to a Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to assume filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated by the Debtors as a contract or lease to be assumed on the Scheduled of Assumed Executory Contracts and Unexpired Leases.

35.Claims Based on Rejection of Executory Contracts or Unexpired Leases. As provided in Article VII.C of the Plan, any Proofs of Claim with respect to Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases pursuant to the Plan must be filed no later than 5:00 p.m. (prevailing Central Time) on the date that is thirty (30) days after the Effective Date. Any Proofs of Claim arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases that are not timely filed shall be Disallowed automatically, forever barred from assertion, and shall not be enforceable against the Debtors, without the need for any objection by the Debtors or further notice to or action, order, or approval of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with the particular provisions of the Plan for such Claims.

36.Approval of Assumed Executory Contracts and Unexpired Leases. The assumption of the executory contracts and unexpired leases included in the Schedule of Assumed Executory Contracts and Unexpired Leases is approved, subject to resolution of any outstanding disputes set forth in a timely filed objection to assumption of, or cure costs with respect to, such executory contract and unexpired leases or as otherwise agreed by the Debtors and the counterparties thereto (such objections or disputes, “Cure Objections”); including, for the avoidance of doubt, the Cure Objections filed or raised by (i) Progressive Medical LLC, PMSI, LLC, and Healthcare Solutions, Inc. d/b/a Optum, (ii) Centene, and (iii) Elevance Health, Inc. Subject to resolution of any outstanding Cure Objections, the cure costs set forth in the Schedule of Assumed Executory Contracts and Unexpired Leases are deemed the amounts necessary to “cure” (within the meaning of section 365(b)(l) of the Bankruptcy Code) all “defaults” (within the meaning of section 365(b) of the Bankruptcy Code) under the applicable assumed executory contracts and unexpired leases. With respect to each of the executory contracts and unexpired leases provided for in the Schedule of Assumed Executory Contracts and Unexpired Leases, the Debtors have (i) cured, or provided adequate assurance that the Debtors will cure, defaults (if any) under or relating to each such executory contract or unexpired lease, and (ii) provided adequate assurance of future performance under each such executory contract and unexpired lease. Notwithstanding anything to the contrary in the Schedule of Assumed Executory Contracts and Unexpired Leases, any postpetition obligations with respect to executory contracts and unexpired leases listed therein that are unpaid by the Debtors as of the Effective Date, but not included in the Schedule of Assumed Executory Contracts and Unexpired Leases, shall not be waived by the contract counterparties and may be asserted as Administrative Expense Claims in accordance with the procedures and deadlines set forth in the Plan, subject to the rights of the Debtors or Reorganized Debtors to object to or seek to reclassify any such asserted Claims.

37.Reservations Regarding Assumed Contracts. With respect to the assumption of any executory contract or unexpired lease that was not listed on the Schedule of Assumed Executory Contracts and Unexpired Leases, but is the subject of a separate assumption and procedures motion (an “Assumption Motion”) filed on or before the Confirmation Hearing (collectively, the “Additional Assumed Contracts”), all counterparties’ rights to object to assumption of, or the Cure Amounts associated with, the Additional Assumed Contracts, and the Debtors’ right to ultimately reject such Additional Assumed Contracts, are preserved subject to the procedures and deadlines set forth in the applicable Assumption Motion. Any findings with respect to the cure of defaults (if any) under the Additional Assumed Contracts and the Debtors’ provision of adequate assurance of future performance thereunder shall be subject to separate order of the Court.

38.Reservation of Rights. Nothing contained in the Plan shall constitute an admission by the Debtors, Reorganized Debtors, or the Plan Sponsor that any particular contract is in fact an Executory Contract or Unexpired Lease that the Debtors have any liability thereunder.

39.Distributions Under the Plan. The Convertible Notes in Class 2 shall be exchanged for the right to receive Plan distributions, in accordance with Article II.C.2.b and Article V.F of the Plan, and the Distribution Record Date shall not apply to such distributions. On and after the Effective Date, except as otherwise provided in the Plan and Disclosure Statement or in the GUC Trust Agreement, the Reorganized Debtors, the Convertible Notes Indenture Trustee, the Disbursing Agent, or the GUC Trustee, as applicable, shall make all Plan distributions on behalf of the Debtors in accordance with Article V and other governing terms of the Plan. Notwithstanding anything within the Plan and Disclosure Statement or GUC Trust Agreement to the contrary, distributions to the GUC Trust Beneficiaries shall be made by the GUC Trustee as and when provided for in the GUC Trust Agreement, as applicable. There are no Excess Sale Proceeds and, as a result, the Existing Interests in Class 6 shall not receive any distribution under the Plan.

40.Plan Releases. The releases contained in Article IX.F of the Plan are approved and incorporated herein in all respects and shall be immediately effective on the Effective Date without further order or action on the part of this Bankruptcy Court or any other party.

41.Injunction. The injunction provision contained in Article IX.D of the Plan is approved and incorporated herein in all respects. Except as otherwise expressly provided in the

Plan or this Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or this Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Upon entry of this Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan. Except as otherwise set forth in this Confirmation Order, each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in Article IX.D of the Plan. For the avoidance of doubt, unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

42.Exculpation. The exculpation provision contained in Article IX.E of the Plan is approved and incorporated herein in all respects.

43.Administrative Expense Claims Bar Date Provisions. To the extent not already asserted in the Chapter 11 Cases pursuant to a timely filed proof of Claim in accordance with the Bar Date Order, all requests for allowance and payment of Administrative Expense Claims (other than (i) Professional Fee Claims (such Claims are subject to the Professional Fee Claims Bar Date), (ii) Claims asserted under section 503(b)(9) of the Bankruptcy Code (such Claims are subject to the General Bar Date), (iii) U.S. Trustee Fees, (iv) Administrative Expense Claims that have been Allowed on or before the Effective Date, and (v) Administrative Expense Claims that were already asserted in the Chapter 11 Cases pursuant to a timely Proof of Claim in accordance with the Bar Date Order), must be filed and served on the Debtors or the Reorganized Debtors, as applicable, and their counsel, so as to actually be received on or before the Administrative Expense Claims Bar Date, which shall be the first Business Day that is thirty (30) days following the Effective Date.

44.Professional Fee Claims Bar Date Provisions. Unless otherwise provided in the Bankruptcy Code or previously filed or as otherwise governed by a bar date order or in another order of the Court, all applications for allowance and payment of Professional Fee Claims by Professionals for services rendered and reimbursement of expenses incurred prior to the Effective Date must be filed on or before the Professional Fee Claims Bar Date, which shall be the date that is forty-five (45) days after the Effective Date.

45.Notice of Entry of Confirmation Order Effective Date. The Debtors shall serve a notice of entry of this Confirmation Order and a notice of the Effective Date (where such notices may constitute a combined notice in the Debtors’ discretion) via email, where possible, in accordance with Bankruptcy Rules 2002 and 3020(c) on all creditors, equity holders, and parties having requested notice in the Chapter 11 Cases, and such notice(s) shall include the Administrative Expense Claims Bar Date and the Professional Fee Claims Bar Date, and the occurrence of the Effective Date if applicable. Notwithstanding the above, no notice of Confirmation or Effective Date or service of any kind shall be required to be mailed or made upon any party to whom the Debtors mailed notice of the Combined Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. The above-referenced notice(s) are adequate under the particular circumstances of the Chapter 11 Cases and no other or further notice is necessary.

46.Payment of Statutory Fees. All U.S. Trustee Fees payable after the Effective Date, if any, shall be paid by the GUC Trustee from the GUC Trust Assets or the Reorganized Debtors (solely to the extent that any disbursements are made by the Debtors as the Effective Date), as applicable, on behalf of the Debtors until the closing of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code. The GUC Trustee or the Reorganized Debtors (solely to the extent that any disbursements are made by the Debtors after the Effective Date) shall file and serve on the U.S. Trustee quarterly reports of the disbursements made, within 15 day after the conclusion of each such period, until the Chapter 11 Cases are converted, dismissed, or closed by entry of a final decree. Any such reports shall be prepared consistent with (both in terms and format) of the applicable Bankruptcy Court and U.S. Trustee Guidelines for such matters.

47.Setoff, Offset, and Recoupment. The Reorganized Debtors or their designee as instructed by the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that the Reorganized Debtors or their successors may hold against the Holder of such Allowed Claim after the Effective Date to the extent that such setoff or recoupment is either (i) agreed in amount among the Plan Sponsor and the Holder of the Allowed Claim or (ii) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by the Plan Sponsor or its successor of any claims, rights, or Causes of Action that the Plan Sponsor or its successor or assign may possess against such Holder.

48.Successors and Assigns. Except as expressly provided otherwise in the Plan, the Plan shall be binding upon and inure to the benefit of the Debtors, and Debtors’ respective successors and assigns. The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Entity.

49.Plan Supplement. The documents contained in the Plan Supplement, and any amendments, modifications, and supplements thereto, and all documents and agreements introduced into evidence by the Debtors at the Combined Hearing (including all exhibits and attachments thereto and documents referred to therein), are authorized and approved when they are finalized, executed, and delivered. Without further order or authorization of this Court, the Debtors, and their respective successors are authorized and empowered to make all modifications to all documents included as part of the Plan Supplement that are consistent with the Plan (including the consent rights thereunder).

50.Binding Effect of Prior Orders and Agreements. Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and subject to the terms of the Plan and this Confirmation Order, all prior orders entered in the Chapter 11 Cases, all documents and agreements executed by the Debtors as authorized and directed thereunder, and all motions or requests for relief by the Debtors pending before the Court as of the Effective Date shall be binding upon and shall inure to the benefit of the Debtors, the Debtors’ Estates, all present and former Holders of Claims and Interests, whether or not such Holders voted in favor of the Plan, and their respective successors and assigns. The failure to specifically reference any particular provision set forth in the Plan or GUC Trust Agreement in this Confirmation Order shall not diminish or impair the efficacy of such provision, it being the intent of the Court that the GUC Trust Agreement, the Plan and each and every provision, term, and condition thereof be authorized and approved in their entirety.

51.DOJ Provision. As to the United States, its agencies or any instrumentalities thereof (collectively, the “United States”), notwithstanding anything contained in the Plan, the Plan

Supplement, or this Confirmation Order to the contrary, and except as otherwise provided in the NPA, nothing shall:

(i)	limit or be intended to or be construed to bar the United States from pursuing any police or regulatory action or any criminal action;
(ii)

discharge, release, exculpate, impair or otherwise preclude: (a) any obligation or liability to the United States that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code; (b) any Claim of the United States arising on or after the Confirmation Date; (c) any liability of the Debtors under police or regulatory statutes or regulations to the United States as the owner, lessor, lessee or operator of property that such Entity owns, operates or leases after the Effective Date; or (d) any liability owed to the United States, including but not limited to any liabilities arising under the federal environmental, criminal, civil or common law, by any non-Debtor, including the Released Parties, Exculpated Parties, etc.; provided, however, that the foregoing shall not (1) diminish the scope of any exculpation to which any Person is entitled under section 1125(e) of the Bankruptcy Code or (2) limit the scope of discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code;

(iii)

enjoin or otherwise bar the United States from asserting or enforcing, outside the Bankruptcy Court, any obligation or liability described in the preceding clause (ii); provided, however, that the non-bankruptcy rights and defenses of all Entities with respect to (a)–(d) in clause (ii) are likewise fully preserved;

(iv)	affect any right of setoff or recoupment of the United States against any of the Debtors or Reorganized Debtors; provided, however, that the rights and defenses

(other than any rights or defenses based on language in the Plan or the Confirmation Order that may extinguish or limit setoff or recoupment rights) of the Debtors or Reorganized Debtors with respect thereto are fully preserved;

(v)	confer exclusive jurisdiction upon the Bankruptcy Court except to the extent set forth in 28 U.S.C. § 1334 (as limited by any other provisions of the United States Code);
(vi)

authorize the assumption, assignment, sale or other transfer of any federal (a) grants, (b) grant funds, (c) contracts, (d) agreements, (e) awards, (f) task orders, (g) property, (h) intellectual property, (i) patents, (j) leases, (k) certifications, (l) applications, (m) registrations, (n) billing numbers, (o) national provider identifiers, (p) provider transaction access numbers, (q) licenses, (r) permits, (s) covenants, (t) inventory, (u) guarantees, (v) indemnifications, (w) data, (x) records, or (y) any other interests belonging to the United States (collectively, “Federal Interests”) without compliance with all terms of the Federal Interests and with all applicable non-bankruptcy law;

(vii)

be interpreted to set cure amounts related to any Federal Interests or to require the United States to novate, approve or otherwise consent to the assumption, assignment, sale or other transfer of any Federal Interests;

(viii) constitute or be deemed an approval or consent by the United States;

(ix)	waive, alter, or otherwise limit the United States’ property rights;
(x)	be construed as a compromise or settlement of any liability, Claim, Cause of Action or interest of the United States;
(xi)	modify the scope of section 525 of the Bankruptcy Code;

For the avoidance of doubt, the United States is not a Releasing Party and affirmatively opts-out of the releases contained in the Plan.

52.Governmental Approvals Not Required. Except as otherwise specifically provided herein, this Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or other governmental authority with respect to the implementation or consummation of the Plan and Disclosure Statement, any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

53.Effectiveness of All Actions. All actions authorized to be taken pursuant to the Plan shall be effective on, prior to or after the Effective Date pursuant to this Confirmation Order, without further application to, or order of the Court, or further action by the respective officers, directors, members, managers, and with the effect that such actions had been taken by unanimous action of such officers, directors, members, managers, or employees.

54.Plan and Confirmation Order Mutually Dependent. This Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan is: (i) valid and enforceable pursuant to its terms; (ii) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (iii) nonseverable and mutually dependent.

55.Reversal. If any of the provisions of this Confirmation Order are hereafter reversed, modified, or vacated by a subsequent order of the Court or any other court, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under, or in connection with, the Plan prior to receipt of written notice of such order by the Debtors, the Reorganized Debtors, the Plan Sponsor, or the GUC Trustee. Notwithstanding any such reversal, modification, or vacatur of this Confirmation Order, any such act or obligations incurred undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order, the Plan, all documents relating to the Plan, and any amendments or modifications to any of the foregoing.

56.No Stay/Immediate Binding Effect. Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, from and after the entry of this Confirmation Order and upon the occurrence of the Effective Date, the terms of the Plan, the documents contained in the Plan Supplement, and this Confirmation Order shall not be stayed and shall be immediately effective upon entry and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, the Plan Sponsor, the GUC Trustee, and any and all Holders of Claims and Interests, all entities that are parties to or subject to the settlements, compromises, releases, and injunctions described in the Plan or in this Confirmation Order, all state or local governments and governmental officials subject to the provisions of section 1146(a) of the Bankruptcy Code, any and all non-Debtors parties to executory contracts and unexpired leases with the Debtors, and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.

57.Ownership and Control. The consummation of the Plan shall not constitute a change in ownership or change in control, as such terms are used in any statute, regulation, contract, or agreement, including, but not limited to, any assumption, assumption and assignment, insurance agreement, mortgage, or letter of credit, in effect on the Effective Date and to which any Debtor is a party or under any applicable law of any unit of government.

58.Authorization to Consummate; Substantial Consummation. The Debtors and the Reorganized Debtors, as applicable, are authorized to consummate the Plan, including the transactions contemplated by the Exit Credit Agreement, and any other contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan at any time after the entry of this Confirmation Order, subject to satisfaction or waiver (to the extent permitted) of the conditions precedent to consummation set forth in Article VIII of the Plan. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code. For the avoidance of doubt, the Plan shall not become effective unless and until the conditions set forth in Article VIII of the Plan have been satisfied or waived pursuant to Article VIII.B of the Plan.

59.Plan and Confirmation Order Govern. Without intending to modify any prior order of this Court (or any agreement, instrument, or document addressed by any prior order), in the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless otherwise provided in such Plan Supplement document or in this Confirmation Order). In the event of an inconsistency between this Confirmation Order and the Plan or the Plan Supplement, this Confirmation Order shall control.

60.Final Order. This Confirmation Order is a Final Order, and the period in which an appeal must be filed shall commence immediately upon the entry hereof.

61.Good Faith. The Debtors have proposed the Plan and the Plan Documents in good faith and not by any means forbidden by applicable law. In so finding, this Court has considered the totality of the circumstances of these cases, the formulation and negotiation of the Plan Documents. The Debtors’ good faith is evident from the facts and record of these Chapter 11 Cases, the Solicitation Materials, the supporting declarations, the record of the Combined Hearing, and other proceedings held before this Court in this Chapter 11 Cases. The Plan Documents were negotiated at arm’s length in good faith. The Debtors, Reorganized Debtors, Plan Sponsor, GUC

Trustee, the Released Parties, the Exculpated Parties, and each of the foregoing Person’s applicable Related Parties have been and will be acting in good faith if they proceed to: (i) consummate the Plan and the agreements, settlements, transactions, distributions, and other transfers contemplated therein and in this Confirmation Order; (ii) make any distributions pursuant to the terms and conditions of the Plan, the GUC Trustee Agreement, and this Confirmation Order, as applicable; (iii) carry out any transactions contemplated by the Plan; and (iv) take any actions authorized by the Plan and this Confirmation Order.

62.Governmental Agencies. Except as expressly provided for in the Plan, nothing in the Plan, this Confirmation Order, or other related Definitive Documents shall affect a release or limit any claim arising under the enforcement of the police powers or regulatory activities of governmental units, including the United States Government or any of its agencies, or any state and local authority, whatsoever.

63.Retention of Jurisdiction. Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, those matters set forth in Article IX of the Plan.

Signed: March 19, 2026
/s/ Alfredo R Pérez
Alfredo R Pérez
United States Bankruptcy Judge

Exhibit A

Third Amended Plan